Exhibit 10(h)
Annual Incentive Plan FPL Group, Inc. and Florida Power & Light Company
Objectives:
1.	Recognize outstanding performers who have contributed significantly to the Corporation's success and to their respective business unit.
2.	Align the corporate vision, goals and strategy to compensation strategy.
3.	Provide a compensation environment which will attract, retain, and motivate talented employees
Eligible Participants:
All exempt employees of FPL Group, Inc. and all affiliates.
Executives and Grades 1 - 14: Nomination based on significant contribution to the successful accomplishment of corporate and business unit indicators.
Corporate Goals:

The amount of annual incentive compensation earned shall be determined based on the degree of achievement of the corporate net income goals specified by the Compensation Committee. Amounts earned on the basis of achievement of the net income goals are subject to reduction based on the degree of achievement of the performance indicators specified by the Compensation Committee and at the discretion of the Compensation Committee. The maximum annual targeted award is set at 200%. Both the goals and the targeted awards shall be set forth in writing (which may be the minutes of a meeting) by the Compensation Committee.

Levels of Performance:
Performance will be measured at three levels:
1. Corporate Net Income
•	Payouts cannot exceed the maximum targeted award. Amounts earned in accordance with this performance measure are subject to reduction based on performance at the next two levels.
2. Corporate Performance (CP)
•	Financial indicators
•	General operating indicators
•	Major milestone indicators
3. Business Unit Performance (BUP)
•	General operating indicators
•	Major milestone indicators
•	Cross functional indicators
The "Allocation Formula" for the CP and BUP performance measures shall be determined by the Compensation Committee.

Target Award By Organizational Level:
Position	2002 Target Award(1)	Allocation %(2)
Executives
Chairman & CEO	75%	100/0/0
President	60% - 70%	100/0/0
Vice President	25% - 60%	50/50/0
Exempt Employees(3)	2002 Award Range(3)	Allocation %(2)
Grades 12 - 14	0-24%	50/50/0
Grade 10-11	0-19%	50/50/0
Grades 8 - 9	0-11%	50/50/0
Grades 6-7	0-7%	0/100/0
Grades 1-5	0-5%	0/100/0
(1)	Calculated as a percentage of base salary.
(2)	Corporate percent/Business Unit percent/individual percent.
(3)

For exempt levels 1 through 14 the annual incentive plan is also referred to as the "Performance Excellence Rewards Plan". For these exempt employees, at the sole discretion of the CEO, a pool of dollars may be established annually based on corporate and business unit performance for each business unit to then allocate on an individual basis as specified by the Award Ranges listed above. Awards may exceed these guidelines for extraordinary performance.

Note: All calculations of CP and BUP will be multiplied by the CEO/BU factor (0% - 120%).
Conditions:
•

Participant must be employed on or before September 1 and at the time the awards are paid unless otherwise provided by the corporation. Awards for participants employed between January and September will be prorated.

•	Retirement, disability or death may result in a prorated award. Early retirement may result in a prorated award with Compensation Committee approval.
•	Payments awarded under this Plan will be the responsibility of the Compensation Committee. For non-executive levels, payments will be subject to the discretion of FPL management.